EXHIBIT 11

                            IPI, INC. AND SUBSIDIARY

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)


                                                     Year Ended November 30,
                                                     -----------------------
                                                      1996     1995     1994
                                                    ------   ------   ------
Primary and fully diluted earnings per share
   Weighted average of issued shares outstanding     4,734    4,684    4,075
Effect of:
   1994 Long-Term Incentive Plan                      --       --       --
   1994 Non-Employee Directors' Stock Option Plan     --       --       --
                                                    ------   ------   ------
Shares outstanding used to compute primary and fully
   diluted earnings per share                        4,734    4,684    4,075
                                                    ======   ======   ======
Net Income                                          $1,533   $1,360   $1,141
                                                    ======   ======   ======
Primary and fully diluted earnings per share        $  .32   $  .29   $  .28
                                                    ======   ======   ======